Exhibit 10(z)

                        ASSET PURCHASE AND SALE AGREEMENT

                THIS AGREEMENT made as of the 4th, of May, 2001.

AMONG:

                       TESTCO INC. de MEXICO, S.A. de C.V.
     a corporation incorporated under the laws of the United Mexican States
                                 (the "Vendor")

                                     - and -

                                 ITS-TESTCO, LLC
                   a limited liability company organized under
           the laws of the State of Oklahoma, United States of America
                               (the "Shareholder")


                                     - and -

                PD OILFIELD SERVICES MEXICANA, S. de R.L. de C.V.
     a corporation incorporated under the laws of the United Mexican States
                                (the "Purchaser")

WHEREAS:

A.   The Vendor is the owner of the Assets;

B. The Shareholder is the legitimate owner of 100% of the outstanding shares issued by the Vendor.

C. The Purchaser is willing to purchase the Assets from the Vendor and the Vendor is willing to sell the Assets to the Purchaser in accordance with the terms and conditions of this Agreement;

     NOW THEREFORE IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:


                                    ARTICLE I
                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions - Whenever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

     "Agreement" means this Asset Purchase and Sale Agreement, including any Schedules attached hereto, and all amendments made by written agreement between the Parties;

     "Assets" means those assets owned by the Vendor and listed in Schedule "A" attached hereto which shall include all type of service agreements, if any, warranties by producers, insurance policies, spare parts supplier agreements, if any, and any other agreements and governmental licenses required for the proper operation of the Assets;

     "Asset Lease Agreements" means those agreements listed in Schedule "D" attached hereto which are entered into by the Vendor and which may involve the use of some of the Assets on and after the Closing Date;

     "Business Day" means a day other than a Saturday, Sunday, or any other day on which the principal commercial banks located in McAllen, Texas are not open for business during normal banking hours;

     "Closing" means subject to the terms and conditions of this Agreement, the completion of the sale, assignment, transfer and conveyance by the Vendor to the Purchaser and the purchase and receipt by the Purchaser from the Vendor of the Assets, and the execution and delivery by the Parties of all documents, and the satisfaction of all conditions required for such transactions to be completed;

     "Closing Date" means May 4th, 2001 or such other date as the Parties may agree upon as the date upon which the Closing shall take place;

     "Employees" means those employees of the Vendor listed in Schedule "C" attached hereto;

     "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

     "Excluded Assets" means any real property whether leased or owned by the Vendor, any leased or borrowed equipment, any cash, receivables and equivalents, any contracts or agreements, any intellectual property rights, trade names, any prepaid deposits, including any applicable equipment duties, notes and any accounts receivable, including Mexican sales tax receivable, collected, collectible or in any way associated with the business and operations of the Vendor;

     "Governmental Charges" means all taxes, customs, duties, certificates, rates, levies, assessments, reassessments and other charges associated or in connection with the Assets, including the process of having goods and/or equipment nationalized in the country of Mexico, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, state, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign;

     "Mexico" means the United Mexican States;


     "Parties" means the parties to this Agreement, collectively, and "Party" means any one of them;

     "Purchase Price" has the meaning set out in Section 2.1; and

     "Taxes" means all federal, state and local taxes, fiscal rights, duties and contributions, including, but not limited to, all payment obligations to the Instituto Mexicano del Seguro Social (IMSS), Instituto Nacional para el Fondo de la Vivienda de los Trabajadores (INFONAVIT), Sistema de Ahorro para el Retiro (SAR) payroll, withholding, excise, added value, social security, sales use real and personal property, asset tax, use and occupancy, business and occupation, real estate, capital stock, and franchise or other tax (including interest and penalties thereon and including estimated payment amounts thereof).

1.2 Schedules - The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

                  Schedule "A"      -       Assets
                  Schedule "B"      -       Bill of Sale
                  Schedule "C"      -       Employees
                  Schedule "D"      -       Asset Lease Agreements

1.3 Entire Agreement - With the exception of a Letter Agreement dated May 4th, 2001 made between the Purchaser, the Shareholder and the Vendor with respect to the employment status of the Employees, a Letter Agreement dated May 4th, 2001 made between the Purchaser, The Beard Company and Testco Inc. regarding the corporate tax status of the Vendor, and a Rental Agreement dated May 4th, 2001 made between the Purchaser and the Vendor regarding the rental of certain of the Assets for a period of time on and after the Closing Date, this Agreement constitutes the entire agreement between the Parties and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations and other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement.

1.4 Extended Meanings - In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

1.5 References - References to an Article, Section, Subsection, Paragraph or Schedule shall be construed as references to an Article, Section, Subsection, Paragraph or Schedule to this Agreement unless the context otherwise requires.

1.6 Currency - Unless otherwise indicated, all dollar amounts referred to in this Agreement are in American (U.S.) dollars.

1.7 Governing Law - This Agreement shall be construed in accordance with the laws of Mexico and shall be treated, in all respects, as a Mexican contract.

1.8 Language of Agreement - This Agreement shall be written in both the English and Spanish languages. Should there be any discrepancy or conflict between the English language version and the Spanish language version of this Agreement, the language of the English version shall govern.


                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

2.1 Purchase Price of the Assets - The Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Assets, which for greater certainty shall exclude the Excluded Assets and any applicable Mexican IVA taxes, for an aggregate purchase price of U.S. $885,672.00 (the "Purchase Price").

2.2 Payment of Purchase Price - The Purchaser shall pay the Vendor the Purchase Price in the following manner:

     (a) On Closing, the Purchaser shall pay the Vendor by way of wire transfer U.S. $800,000.00 plus all applicable Mexican IVA taxes based on the total aggregate Purchase Price stated in Section 2.1 above;

     (b) The Purchaser shall hold back a total of U.S. $85,672.00 from the payment of the Purchaser Price for a period of ninety (90) days from the Closing Date and subject to any issues of indemnification as set out in Article VI hereof, the Purchaser shall pay the Vendor the balance of any such hold back monies remaining, if any, by way of wire transfer in the following manner:

          (i) on the expiry of thirty (30) days from the Closing Date:     U.S. $28,557.34
          (ii) on the expiry of sixty (60) days from the Closing Date:     U.S. $28,557.33
          (iii) on the expiry of ninety (90) days from the Closing Date:   U.S. $28,557.33

     (c) Where the Purchaser reduces its payment of any or all of the hold back money referred to in Subsection 2.2(b) above, the Purchaser shall provide to the Vendor written reasons for such reduction along with a proper accounting of such amounts, if possible.

2.3 Bill of Sale - On Closing, the Parties agree to execute a Bill of Sale with respect to the sale of the Assets in the form provided in Schedule "B" attached hereto which shall be in compliance with applicable Mexican tax laws.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor and the Shareholder - The Vendor and the Shareholder hereby represent and warrant to the Purchaser that as of the date of this Agreement:

     (a) Organization and Good Standing of the Corporation - The Vendor is a corporation duly incorporated and organized and is validly existing under the laws of Mexico and has all necessary power, authority and capacity to own or otherwise hold the Assets and is in good standing and has conducted its business in accordance with applicable laws, the failure to comply with which would not have an adverse impact on the Vendor or its ability to convey the Assets to the Purchaser.

     (b) Title to Assets - The Vendor is the owner of the Assets, free and clear of any Encumbrances, and as such is entitled to absolutely convey to the Purchaser at Closing all of its right, title and interest in the Assets.

     (c) Corporate Authority and Binding Obligations - The Vendor has all necessary right and capacity, full corporate power and absolute authority to sign and deliver this Agreement, and to sell, assign and transfer the Assets in the manner contemplated in this Agreement, to perform its obligations under this Agreement, and to otherwise complete the transactions contemplated in this Agreement. The Vendor, its respective boards of directors, and its respective shareholders have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the signing, delivery and performance of, this Agreement, sale, assignment and transfer of the Assets. The Vendor has conferred upon its legal representatives the necessary and sufficient powers and authority to sign and execute this Agreement on its behalf, which powers and authority have not been limited, modified or revoked in any manner whatsoever.

     (d) Location of Assets - Both now and at Closing, all of the Assets are located in Mexico within a distance of approximately twenty (20) miles from Reynosa, Tamaulipas, Mexico.

     (e) Use of the Assets - As of the Closing Date, the Assets shall be made available for the sole and immediate use by the Purchaser. For greater clarification as of the Closing Date, these are no lease agreements or other arrangements in place with any third party which may involve the use, operation or delivery of any of the Assets on or after the Closing Date except for those agreements stated in Schedule "D" attached hereto.

     (f) Termination of Employees - As of the Closing Date, the Vendor will have properly terminated those Employees listed in Section A of Schedule "C" attached hereto in accordance with Mexican law and will have paid such Employees, in full, all earned wages, bonuses, benefits, severance, vacation pay, insurance and any other amounts owing to the Employees which have accrued in connection with their employment by the Vendor up to and including the Closing Date. Such termination payment shall not be, and is not part of the Purchase Price.

     (g) Payment of Taxes - As of the Closing Date, the Vendor shall have properly filed and paid before the corresponding tax authorities all of the Taxes and tax returns which are due and payable by the Vendor prior to such Closing Date.

     (h) All or Substantially all of the Assets of the Business of the Vendor - Excepting the Excluded Assets, the Assets consist of all of the assets of the Vendor which are set out in Schedule "A" attached hereto.

3.2 Representations and Warranties of the Purchaser - The Purchaser hereby represents and warrants to the Vendor and the Shareholder that as of the date of this Agreement:

     (a) Organization and Good Standing of the Corporation - The Purchaser is a corporation duly incorporated and organized and is validly existing under the laws of Mexico.

     (b) Corporate Authority and Binding Obligations - The Purchaser has all necessary right and capacity, full corporate power and absolute authority to sign and deliver this Agreement, and to purchase the Assets in the manner contemplated in this Agreement, to perform its obligations under this Agreement, and to otherwise complete the transactions contemplated in this Agreement. The Purchaser, its respective boards of directors, and its respective shareholders have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the signing, delivery and performance of, this Agreement, sale, assignment and transfer of the Assets. It has conferred upon its legal representative the necessary and sufficient powers and authority to sign and execute this Agreement on its behalf, which powers and authority have not been limited, modified or revoked in any manner whatsoever.

3.3 Condition of the Assets - Subject to Sections 3.1, 4.1 and 6.1, the Parties agree that the Assets are to be purchased on an "as is-where is" basis and there are no collateral agreements, conditions, representations or warranties of any nature whatsoever made by the Vendor, express or implied, arising at law, by statute or in equity or otherwise, with respect to the quality and condition of the Assets.


                                   ARTICLE IV
                                    COVENANTS

4.1 Covenants of the Vendor and the Shareholder - The Vendor and the Shareholder covenant and agree with the Purchaser as follows:

     (a) From the date of this Agreement up to and including the Closing Date, the Vendor shall keep the Assets in a safe and secure location in accordance with the representations made in this Agreement and in the same state of repair and condition as they were on the date of this Agreement or the date of last inspection by the Purchaser, whichever is earlier, usual wear and tear excepted, and the Vendor shall immediately inform the Purchaser if the condition or location of the Assets materially changes in any respect. Therefore, the Vendor shall have the duties and obligations as "Depositary" of the Assets, pursuant to the provisions contained for such purposes under the Federal Civil Code, until the Purchaser has full control and possession of the Assets.

     (b) As of the Closing Date, the Vendor shall ensure that any and all Assets located in Mexico are certified by the applicable Mexican governmental authority as being "nationalized" as that term is understood and applied in such country with respect to the use and importation of goods and equipment into Mexico.

     (c) Upon the completion of any Asset Lease Agreement listed in Schedule "D" attached hereto, the Vendor shall immediately terminate in accordance with Mexican law those applicable Employees listed in Section B of Schedule "C" attached hereto, and in connection with such termination, the Vendor shall pay such Employees, in full, all earned wages, bonuses, benefits, severance, vacation pay, insurance and any other amounts owing to such Employees which have accrued in connection with their employment by the Vendor up to and including the date of their termination. The Vendor acknowledges and agrees that such termination payment shall not be, and is not part of the Purchase Price.

     (d) The Vendor will cooperate with the Purchaser in any and all respects so as to carry out the transactions contemplated by this Agreement in the most beneficial tax-effective manner available to the Purchaser, including determining an allocation of value with respect to the Assets and cooperating with the Purchaser in asserting the deemed value of the Assets, in case any Mexican taxing authority concludes that such values have not been properly determined.

     (e) The Vendor shall properly collect and remit any applicable taxes associated with the purchase of the Assets by the Purchaser to the relevant governmental authority and in that regard will also arrange for the proper and timely filing of any applicable tax documents associated with such transaction.

     (f) Within a term not to exceed thirty (30) days as from the Closing Date, the Vendor shall provide to the Purchaser for its review and approval prior to its filing before the applicable Mexican taxing authorities, any and all tax returns and any notices prepared as a result of the execution and performance of this Agreement.

     (g) The Shareholders agree that they will not liquidate the Vendor within a period of one (1) year from the Closing Date.


                                    ARTICLE V
                              CLOSING ARRANGEMENTS

5.1 Closing - The Closing will take place on the Closing Date or on such other date that the Parties may agree. On Closing, the Parties shall arrange for the execution and delivery via facsimile, where applicable, of all such documents associated with such transaction. The Parties agree to arrange for the subsequent timely distribution and execution of original copies of such documents, where required, so that each Party shall have at least one set of original copies for its records.

5.2 Delivery of Documents by Vendor - The Vendor shall deliver to the Purchaser at Closing the following:

     (a) evidence satisfactory to the Purchaser that all of the Assets located in Mexico at Closing are "nationalized", as that term is understood and applied in such country with respect to the use and importation of goods and equipment into Mexico;

     (b) an executed copy of the Bill of Sale in the form provided in Schedule "B" attached hereto; and

     (c) all other documents, instruments and writings required to be delivered by the Vendor pursuant to this Agreement or otherwise required in connection herewith, including but not limited to (i) warranties by producers; (ii) insurance policies; (iii) service agreements, if any;
          (iv) spare parts supplier agreements; (v) environmental permits and licenses, if any; (vi) import permits; (vii) evidence of import duties payments; (viii) evidence of payment of all Taxes which are due and payable by the Vendor at the Closing; and (ix) evidence of the complete termination of those applicable Employees at Closing.

5.3 Delivery of Documents by Purchaser - The Purchaser will deliver to the Vendor at Closing the following:

     (a) an executed copy of the Bill of Sale in the form provided in Schedule "B" attached hereto;

     (b) a wire transfer for that portion of the Purchase Price owing at Closing in accordance with Section 2.2(a) hereof; and

     (c) all other documents, instruments and writings required to be delivered by the Purchaser pursuant to this Agreement or otherwise required in connection herewith.


                                   ARTICLE VI
                                 INDEMNIFICATION

6.1 Indemnity by Vendor and Shareholder- The Vendor and the Shareholder acknowledge and agree that they will jointly and severally indemnify and save the Purchaser harmless, at any time on or after the consummation of Closing, from and against any claims, demands, actions, cause of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

     (a) any and all Governmental Charges incurred by the Purchaser with respect to "nationalizing" any Assets in Mexico as that term is understood and applied in such country with respect to the use and importation of goods and equipment into Mexico;

     (b) any loss, damage, repair, theft or destruction of any of the Assets that arises prior to the Closing Date;

     (c) any non-performance or non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

     (d) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

     (e) all costs and expenses including legal fees on a solicitor-and-client basis, incidental to or in respect of the foregoing;

     (f) any Tax or related claim asserted against the Purchaser as a result of this Agreement or relating to the Assets with respect to any period ending on or prior to the Closing;

     (g) any and all other Taxes which may be due as a result of the sale contemplated by this Agreement; and

     (h) any and all liabilities, obligations or claims of or against the Purchaser as a result of, or arising from the labour relationships with the Employees.

6.2 Indemnity by Purchaser - The Purchaser acknowledges and agrees that it will indemnify and save the Vendor and the Shareholder harmless from and against any claims, demands, actions, cause of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Vendor or which the Vendor may suffer or incur as a result of, in respect of or arising out of:

     (a) any non-performance or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

     (b) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

     (c) all costs and expenses including legal fees on a solicitor-and-client basis, incidental to or in respect of the foregoing.

                                   ARTICLE VII
                                     GENERAL

7.1 Expenses - All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

7.2 Risk - All risks of ownership of the Assets shall stay with the Vendor up to the Closing Date whereupon all such risk shall pass to the Purchaser on and after the Closing Date.

7.3  Time - Time shall be of the essence in this Agreement.

7.4 Notices - Any notice required or permitted to be given hereunder, or for the purposes hereof for any future payment to any Party, shall be sufficiently given if in writing and delivered personally, or in the case of written notice only, if transmitted by telecopier or other form of recorded communication to such Party:

     (a)  in the case of the Vendor and the Shareholder at:

          The Beard Company, Enterprise Plaza
          Suite 320, 5600 North May Avenue
          Oklahoma City, Oklahoma U.S.A.
                  73112

          Attention:        Herb Mee, Jr.
          Facsimile:        (405) 842-9901

     (b)  in the case of the Purchaser at:

          c/o Northland Energy Corporation
          4600, 150-6th Avenue S.W.
          Calgary, Alberta
          T2P 3Y7

          Attention:        Darwin Little, Senior Controller
          Facsimile:        (403) 206-2644

          with a copy to:

          Borden Ladner Gervais LLP
          Barristers and Solicitors
          1000 Canterra Tower
          400 - 3rd Avenue S.W.
          Calgary, AB, T2P 4H2

          Attention: Brian Roberts
          Facsimile: (403) 266-1395

          and a copy to:

          Lopez Velarde, Heftye Abogados
          Guilliermo Gonzalez Camarena No. 1600 - 6 piso
          Colonia Santa Fe, Centro de Ciudad
          01210 Mexico, D.F.

          Attention:       Rogelio Lopez-Velarde
          Facsimile:       (525) 081-1425

     or at such other address as the Party to whom such notice or payment is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any notice delivered to the Party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered at such address, provided that if the notice is delivered after 4:00 p.m. (local time) or if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice transmitted by telecopier or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

7.5 Assignment - This Agreement may not be assigned by either Party without the prior written consent of the other Party. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.6 Further Assurances - The Parties shall provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

7.7 Amendments - This Agreement may only be amended by agreement in writing signed by both Parties hereto.

7.8 Counterparts - This Agreement may be executed by the Parties in separate facsimile counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.9 Severability - If any provision or section of this Agreement or the application thereof is held invalid under specified circumstances, the remainder of this Agreement or the application of such provision or section or part under other circumstances, shall not be affected thereby.


     IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

                                    TESTCO INC. de MEXICO, S.A. de C.V.


                                    Per:    NORBERT J. ROTHER
                                            Norbert J. Rother
                                            Attorney-in-Fact


                                    Per:    HERBERT M. MEE JR.
                                            Herbert M. Mee Jr.
                                            Attorney-in-Fact


                                    ITS-TESTCO, LLC
                                    Per its Manager:  Testco, Inc.


                                    Per:    NORBERT J. ROTHER
                                            Norbert J. Rother
                                            Attorney-in-Fact


                                    PD OILFIELD SERVICES MEXICANA, S. de R.L.
                                    de C.V.


                                    Per:    MICHAEL J. MCNULTY
                                            Michael J. McNulty
                                            Attorney-in-Fact


                                    Per:    JIM MCKIRAHAN
                                            Jim McKirahan
                                            Attorney-in-Fact

                                  SCHEDULE "A"

                                     ASSETS

                                  SCHEDULE "B"

                                  BILL OF SALE

                                  SCHEDULE "C"

                                    EMPLOYEES


A.       Employees not associated with any Asset Lease Agreement

1.       Ayala Salinas, Javier
2.       Escalante Carreon, Ignacio
3.       Fuentes Segura Sergio, Alejandro
4.       Gomez Jasso Jose, Guadalupe
5.       Gutierrez Gonzalez, Gabriel
6.       Ugarte Castillo, Raul
7.       Rosales Chaves, Rodolfo
8.       Razo Aguilar Simon, Pedro
9.       Guajardo Gutierrez, Leona rdo
10.      Trevino Ibarra, Ruben
11.      Cantu Hernandez, Pablo
12.      Gomez Jasso Jose, Luis
13.      De la O Peral Ta, Eusebio
14.      Silvia Anabeth Cruz, Hernandez
15.      Tovar Mejia Luis, Andres
16.      Chavez Salazar Miguel, Angel
17.      Munoz Garcia, Fernando
18.      Acosta Ramirez Jose, Luis


B.       Employees associated with an Asset Lease Agreement

1.       Garcia Silva, Efren
2.       Arturo Aurelio Tellez, Leon
3.       Flores Noguera, Gustavo
4.       Sanchez Villanueva, Enrique
5.       Torres Torres Francisco, Javier
6.       Salomon Salinas de la Cruz

                                  SCHEDULE "D"

                              ASSET LEASE AGREEMENT



Service Contract dated _______________, between Dowell Schlumberger de Mexico S.A. de C.V. and Testco Inc. de Mexico S.A. de C.V.